Exhibit 99.1

VANTAGE ENERGY SERVICES, INC. ANNOUNCES PROPOSED ACQUISITION OF
FOUR ULTRA-PREMIUM JACKUP RIGS

Houston, TX (August 30, 2007) — Vantage Energy Services, Inc. (“Vantage”) (AMEX: VTG.U; VTG; VTG.WT) today announced it has signed a definitive share purchase agreement to acquire all of the shares of common stock of Offshore Group Investments Limited (“OGIL”), a Cayman Islands registered company and wholly owned subsidiary of F3 Fund (“F3 Fund”).  F3 Fund is affiliated with TMT Global, a Cayman Islands registered company.  Four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs are being constructed in Singapore for delivery and sale to OGIL. Under the terms of the share purchase agreement, Vantage will change its domicile from Delaware to the Cayman Islands.

F3 Fund will receive aggregate consideration of approximately $331 million at closing, consisting of approximately $56 million in cash and $275 million in units.  Each unit is comprised of one share of common stock and 0.75 warrants to purchase common stock (the “Units”). The warrants included in the Units shall be on terms identical to the warrants included in the units registered for sale to the public by way of Vantage’s Registration Statement on Form S-1 (SEC File No. 333-138565), as declared effective by the SEC on May 24, 2007. As part of the transaction, Vantage will: (i) assume approximately $517 million in payments owed under certain contracts for the construction and delivery of the four ultra-premium jackup drilling rigs and (ii) incur approximately $40 million in rig outfitting costs.  As part of the transaction, Vantage will also acquire an option to purchase an ultra-deepwater drillship currently under development.  A major European bank has provided to Vantage an indicative term sheet providing for debt financing for completion of the jackup rigs of approximately $440 million, subject to completion of the lender’s internal processes.  The closing of the acquisition and the debt financing are subject to stockholder approval, regulatory clearances and other customary closing conditions.

Vantage will file a Current Report on Form 8-K with the Securities and Exchange Commission, which more fully sets forth the terms of the acquisition.

About Vantage Energy Services, Inc.

Vantage was formed for the specific purpose of consummating a business combination in the oilfield services industry. In May 2007, Vantage raised approximately $276 million in its initial public offering.

Ellenoff Grossman & Schole LLP acted as legal advisor to Vantage.

Paul A. Bragg, Chairman and Chief Executive Officer of Vantage stated, “We are entering into the offshore drilling market with the highest quality assets available.  The four Baker Marine Pacific Class 375 jackup rigs are among the highest specification units in the world and will provide customers with the highest efficiency drilling operations.  The all-in cost of the units, approximately $220 million each, is very attractive and will position us to make excellent returns for our shareholders.  The drillship option will be in force for six months beyond the closing of the jackup acquisition and provide us with an exceptional opportunity to enter into the ultra-deepwater sector of the market, which has the strongest rig demand and longest potential contract visibility.  The drillship being developed by Taiwan Marine Transport (“TMT”) will be among the world’s largest and best equipped for ultra-deepwater drilling.  Furthermore, we are pleased with the confidence reflected by TMT’s decision to invest $275 million in Vantage.   The principals of TMT will be strategic assets to Vantage as we grow the business.  Their industry contacts, shipyard relationships and prominent position in Asia will benefit us in building Vantage into a major player in offshore drilling.”

About TMT

TMT is one of the world’s largest privately-owned shipping companies and has its operating headquarters in Taiwan.  TMT is a global shipping owner and operator of approximately 100 vessels, including: VLCC’s, LNG carriers, dry bulk carriers, car carriers, cement carriers and others.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Vantage, OGIL and their combined business after completion of the proposed acquisition. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Vantage’s and OGIL’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Vantage stockholders to approve the share purchase agreement and the transactions contemplated thereby; the successful completion of the debt financing; the number and percentage of Vantage’s stockholders voting against the acquisition; changing interpretations of generally accepted accounting principles; relocation of Vantage’s home jurisdiction; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which OGIL is engaged; demand for the products and services that OGIL provides; construction delays and cost overruns; cyclical business and lack of diversification; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Vantage’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Vantage nor OGIL assumes any obligation to update the information contained in this press release.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, Vantage will file with the Securities and Exchange Commission a proxy statement which will be mailed to the stockholders of Vantage. Vantage’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the acquisition. Vantage stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Vantage Energy Services, Inc., 777 Post Oak Blvd., Suite 610, Houston, Texas 77056.

Public & Investor Relations Contact:

Paul A. Bragg, Chairman & Chief Executive Officer
Vantage Energy Services, Inc.
(281) 404-4700